Exhibit 99.1

Corporate Headquarters:
1526 Cole Boulevard
Suite 300
Golden, Colorado 80401
Telephone: 303-233-3500
Facsimile: 303-235-4399
website: www.acttel.com

FOR IMMEDIATE RELEASE:	News
May 15, 2006	ACTT.PK

ACT TELECONFERENCING ANNOUNCES FIRST QUARTER 2006 RESULTS

DENVER – ACT Teleconferencing, Inc. (Pink Sheets: ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced its operating results for the first quarter of 2006.

Net revenue for first quarter 2006 totaled $12.6 million compared to $13.0 million for the same period last year. First quarter 2006 net loss was reduced to $(489,000) from last year’s first quarter net loss of $(2) million. Earnings per share also improved to $(0.10) compared to $(0.12) for first quarter of the prior year.

In February, the Company completed the sale of an additional 79,600 shares of Series AA Preferred Stock. The $7.9 million in proceeds completely satisfied the bridge loan from Dolphin Direct Equity Partners, LP.

ACT Teleconferencing Chief Executive Officer Gene Warren commented, “We are making progress toward strengthening our capital structure. We also expect that our restructuring and productivity improvement efforts will help us to continue to improve operating results.”

Later today, the Company will file a 10-Q with the Securities and Exchange Commission.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see the section entitled “Risk Factors” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ACT’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as the Company’s other filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-233-3500; e-mail: lkaiser@acttel.com

global excellence in teleconferencing

Australia    Belgium    Canada    France    Germany    Hong Kong     The Netherlands    Singapore    United States    United Kingdom